                                                               Exhibit 8.3

                                                               December 18, 2001

Proskauer Rose LLP
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

         This certificate is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the (i) contribution (the "PCW Contribution") by Price Communications Wireless, Inc. ("PCW"), to Verizon Wireless of the East LP ("New LP") of substantially all of PCW's assets in exchange for the assumption by New LP of PCW's liabilities and the receipt by PCW of a limited partner interest in New LP (the "PCW Interest") and (ii) the acquisition (the "Acquisition") of the PCW Interest by Verizon Wireless, Inc. ("VWI") or by Verizon Communications Inc. ("VCI") or a subsidiary of VCI from PCW (or, if PCW has been liquidated or merged, from Price Communications Corporation ("PCC")) in exchange for voting common stock of VWI or VCI, respectively.

         In order to enable you to issue your opinion, we hereby certify and represent that the following facts are now true and will continue to be true as of the time of the PCW Contribution, and of the Acquisition, and thereafter, where relevant:

         1. As of the time of the PCW Contribution, the amount of the liabilities to be assumed by New LP in connection with the PCW Contribution will not exceed by more than $350 million PCW's tax basis in the assets to be contributed by PCW to New LP.

         2. At the time of the PCW Contribution, the PCW Senior Secured Notes and Senior Subordinated Notes will not be in default; the sole reason that the Senior Secured Notes and the Senior Subordinated Notes will be required to be repaid at the time of the PCW Contribution will be the transfer by PCW of its assets to New LP.

         3. At least $25 million of the liability with respect to the Senior Subordinated Notes constitutes a "qualified liability" within the meaning of Treasury Regulations section 1.707-5(a)(6) because it (i) is allocable, within the meaning of Treasury Regulations section 1.163-8T to capital expenditures with respect to the property contributed by PCW to New LP, or (ii) was incurred in the ordinary course of the PCW business.

         4. The Acquisition will occur within 4 1/2 years of the PCW
Contribution.

         5. The sole consideration to be received for the PCW Interest to be acquired by VWI or VCI or a subsidiary of VCI will be the voting common stock of VWI or VCI, respectively, to be issued in connection with the Acquisition.

         6. The amount of stock to be received by PCW or PCC upon the Acquisition was the result of arms' length negotiations.

         7. PCW and PCC are not, and will not be at the time of the Acquisition, an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

         8. There is no plan or intention to sell to VWI, VCI, Cellco or Vodafone Group Plc or any affiliate of any of them any VWI or VCI shares issued as part of the consideration in the Acquisition.

         9. If the Acquisition is made from PCC, PCC will, within one year of the date of the Acquisition, distribute all of its assets to its shareholders (or to a liquidating trust for their benefit) in complete liquidation of PCC.

         10. If the Acquisition is made from PCW, PCW will, within one year of the date of the Acquisition, distribute all of its assets to its shareholder, Price Communications Cellular Holdings, Inc., in complete liquidation of PCW.

         The undersigned recognize that your opinion will be based on the representations set forth herein.

                                                     PRICE COMMUNICATIONS
                                                     CORPORATION

                                                     By: /s/ Kim I. Pressman
                                                         -------------------
                                                     Name: Kim I. Pressman
                                                     Title:   EVP & CFO

                                                     PRICE COMMUNICATIONS
                                                     CELLULAR INC.


                                                     By: /s/ Kim I. Pressman
                                                         -------------------
                                                     Name: Kim I. Pressman
                                                     Title:   EVP & CFO

                                                     PRICE COMMUNICATIONS
                                                     CELLULAR HOLDINGS, INC.


                                                     By: /s/ Kim I. Pressman
                                                         -------------------
                                                     Name: Kim I. Pressman
                                                     Title:   EVP & CFO

                                       2